RSM

RSM US LLP

920 5th Avenue
Suite 2800
Seattle, WA 98104

T +1 206 281 4444
F +1 206 676 1193

www.rsmus.com

September 10, 2024

Securities and Exchange Commission
Washington, D.C.

Commissioners:

We have read Mesa Laboratories, Inc.'s statements included under Item 4.01(a) of its Form 8-K, which we understand will be filed with the Securities and Exchange Commission on or soon after September 10, 2024 and we agree with such statements concerning our firm.

RSM US LLP